Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Click2learn, Inc.:

We consent to the use of our report dated January 31, 2003, with respect to the consolidated balance sheets of Click2learn, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2002 and the related consolidated financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report covering the December 31, 2002, consolidated financial statements and the related consolidated financial statement schedule refers to a change in the method of accounting for goodwill and other intangible assets.

/s/    KPMG LLP

Seattle, Washington

February 10, 2004